Exhibit 99

Patterson Companies Reports Improved First Quarter Sales and Earnings Per Share

St. Paul, MN—August 21, 2008—Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated sales of $743,859,000 for the first quarter of fiscal 2009 ended July 26, an increase of 6% from $701,403,000 in the year-earlier quarter. Earnings per diluted share of $0.39 were up 11% from $0.35 in the year-earlier quarter.

Sales of Patterson Dental, Patterson’s largest business, increased 4% to $519,885,000 in the first quarter.

•	Sales of consumable dental supplies and printed office products rose 6% during this period.

•	Sales of dental equipment and software were down 2% from the first quarter of fiscal 2008. Basic dental equipment sales, including chairs, units and lighting, increased 4% from the year-earlier level.

•	Sales of other services and products, consisting primarily of technical service, parts and labor, software support services, artificial teeth, increased 10% in the first quarter.

Sales of the Webster Veterinary unit increased 12% in the first quarter of fiscal 2009 to $123,274,000. Sales of Patterson Medical, Patterson’s rehabilitation supply and equipment unit, increased 10% to $100,700,000 in comparison to the year-earlier level. Excluding the impact of acquisitions during the past year related to this unit’s branch office strategy and foreign currency translations, first quarter sales of Patterson Medical rose over 6%.

Net income of $45,964,000 in this year’s first quarter was reduced by an additional $6.7 million ($4.2 million net of tax) of interest expense associated with the $525 million of new long-term debt financing that was completed in last year’s fourth quarter. Patterson used the proceeds of the debt issuance and cash to repurchase 19 million shares of its common stock during the second half of fiscal 2008. Net income was $47,544,000 in the year-earlier quarter.

James W. Wiltz, president and chief executive officer, commented: “First quarter sales of our Patterson Dental unit were largely consistent with our internal forecasts for this period. Sales of consumable supplies and basic dental equipment posted solid sales growth. As anticipated, sales of software and digital x-ray systems were adversely affected by the roll-out of our previously announced sales and marketing initiatives that are changing many of the ways we do business. The commission structure of Patterson Dental’s sales force was revamped to better align compensation with the growth objectives and strategies of the organization. In addition, we started offering our EagleSoft® practice management software free of charge to any dentist with the goal of winning new customers for our digital x-ray solution, as well as growing revenues from our software support and e-business services and increasing sales of other equipment and consumable supplies. The responsibility for selling our digital solutions was refocused on our territory representatives and equipment specialists. Our customer loyalty program, now called Patterson Advantage, has been redesigned to give customers a strong incentive to partner with us for meeting all of their dental office needs. Finally, the selection and training of field sales representatives has been strengthened. By further strengthening Patterson Dental’s position as the leader and innovator in the North American dental market, these initiatives are expected to generate improving operating results in the future.”

He continued: “Patterson’s veterinary business benefited from the robust growth of its consumables business in the first quarter. We also are encouraged by Patterson Medical’s solid first quarter sales growth, reflecting the unit’s continued progress at further strengthening its value-added business platform. Sales of rehabilitation equipment were particularly strong in the first quarter, due partly to the addition of the industry-leading equipment lines manufactured by Chattanooga Medical Supply, Inc. Patterson Medical’s performance also benefited from strong sales posted by its sports medicine business.”

Patterson is forecasting earnings of $0.45 to $0.47 per diluted share for the second quarter of fiscal 2009 ending October 25, 2008. The company also reiterated its previously-issued guidance of $1.94 to $1.98 per diluted share for the full fiscal year.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415

First Quarter Conference Call and Replay

Patterson’s first quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. Listeners should go to this website at least 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived on Patterson’s web site. A replay of the first quarter conference call can be heard through August 28 by dialing 1-303-590-3000 and providing the 11118358 confirmation code.

Institutional Investor Conference Scheduled for September 11, 2008

Where: Waldorf Astoria Hotel, 301 Park Avenue, New York

What: Presentations by Patterson’s senior management team

To register for attendance:

Web: http://208.42.82.125/PDCO/NewYorkReg2008.htm

Phone: Equity Market Partners at 904-261-8232

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended
	July 26, 2008	July 28, 2007
Net sales	$743,859	$701,403
Gross profit	251,730	237,134
Operating expenses	172,136	161,927

Operating income	79,594	75,207
Other (expense) income, net	(5,912)	605

Income before taxes	73,682	75,812
Income taxes	27,718	28,268

Net income	$45,964	$47,544

Earnings per share:
Basic	$0.39	$0.35
Diluted	$0.39	$0.35
Shares:
Basic	117,890	135,785
Diluted	118,712	136,745
Gross margin	33.8%	33.8%
Operating expenses as a % of net sales	23.1%	23.1%
Operating income as a % of net sales	10.7%	10.7%
Effective tax rate	37.6%	37.3%

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	July 26, 2008	April 26, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$331,150	$308,164
Receivables, net	348,954	364,050
Inventory	319,220	281,238
Prepaid expenses and other current assets	33,433	31,589

Total current assets	1,032,757	985,041

Property and equipment, net	155,446	148,932
Goodwill and other intangible assets	880,825	881,750
Other	56,765	60,650

Total Assets	$2,125,793	$2,076,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$183,644	$194,405
Other accrued liabilities	151,480	141,652
Current maturities of long-term debt	130,008	130,010

Total current liabilities	465,132	466,067

Long-term debt	525,024	525,024
Other non-current liabilities	80,891	80,495

Total liabilities	1,071,047	1,071,586

Stockholders’ equity	1,054,746	1,004,787

Total Liabilities and Stockholders’ Equity	$2,125,793	$2,076,373

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	July 26,	July 28,
	2008	2007
Consolidated Net Sales
Consumable and printed products	$498,183	$464,730
Equipment and software	181,292	179,596
Other	64,384	57,077

Total	$743,859	$701,403

Dental Supply
Consumable and printed products	$312,593	$295,407
Equipment and software	150,365	152,733
Other	56,927	51,587

Total	$519,885	$499,727

Rehabilitation Supply
Consumable and printed products	$70,373	$66,322
Equipment and software	24,793	21,175
Other	5,534	3,765

Total	$100,700	$91,262

Veterinary Supply
Consumable and printed products	$115,217	$103,001
Equipment and software	6,134	5,688
Other	1,923	1,725

Total	$123,274	$110,414

Other (Expense) Income, net
Interest income	$1,922	$2,348
Interest expense	(8,052)	(2,497)
Other	218	754

	$(5,912)	$605

Note: Certain amounts previously reported have been reclassified to conform with the current presentation.

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	July 26,	July 28,
	2008	2007
Operating activities:
Net income	$45,964	$47,544
Depreciation & amortization	6,383	6,083
Stock-based compensation	1,962	1,969
Change in assets and liabilities, net of acquired	(21,713)	(2,456)

Net cash provided by operating activities	32,596	53,140

Investing activities:
Additions to property and equipment, net	(11,479)	(5,007)
Acquisitions	(513)	(2,828)

Net cash used in investing activities	(11,992)	(7,835)

Net cash provided by financing activities	2,407	3,727
Effect of exchange rate changes on cash	(25)	3,409

Net increase in cash and cash equivalents	$22,986	$52,441